AMENDED AND RESTATED
AGREEMENT TO SERVE AS MEMBER OF THE BOARD OF DIRECTORS

This Amended and Restated Agreement to Serve as Member of the Board of Directors (“Agreement”) is entered into by and between PREMIER POWER RENEWABLE ENERGY, INC. (hereinafter referred to as PPRE) and Kevin Murray (hereinafter referred to as MURRAY) and replaces in its entirety the Agreement to Serve as Member of the Board of Directors dated October 11, 2008 (the “Original Agreement”) and previously executed by the parties to this Agreement.  This Agreement is dated as of December 19, 2008.

WHEREAS PPRE is a corporation duly organized and existing under the laws of the State of Delaware

WHERAS  MURRAY is an individual  who has vast corporate executive experience

WHEREAS as a result of MURRAY qualifications, PPRE desires nominate and to elect  MURRAY to serve on its Board of Directors (hereinafter referred to as BOARD)

WHEREAS MURRAY is willing to accept said nomination and election as a member of the BOARD

WHEREAS the Original Agreement did not take effect and the parties now desire to enter into this Agreement to memorialize the parties’ understandings and agreements regarding MURRAY’s service on the BOARD.

NOW IN CONSIDERATION FOR THE MUTUAL PROMISES, COVENANTS, AND CONDITIONS CONTAINED HEREIN , IT IS AGREED AS FOLLOWS:

1.
Should MURRAY be elected by the required vote of PPRE shareholders or by the BOARD to serve on the BOARD, MURRAY hereby agrees to accept his membership on the BOARD and to dutifully serve.  MURRAY agrees to continue to accept his election of said member of the BOARD  and to so serve for  a period of no less  through October 15, 2011, subject to re-election by the required vote of PPRE shareholders at the annual meeting of shareholders.

2.	MURRAY shall be required to attend at least Two (2) “In Person” BOARD Meetings, and two (s) additional Telephonic BOARD Meetings per year.

3.	PPRE shall pay to MURRAY as and for his compensation to serve as a member of its BOARD the following:

a.
One Thousand Two Hundred and Fifty Dollars ( $1,250.00)  for Telephonic Board Meetings, and Two Thousand Five Hundred Dollars  ($2,500.00) per  in Person BOARD Meeting plus travel expenses to and back from said BOARD Meeting.  Such Travel shall include a Coach Air Line Ticket, and “On Ground”  transportation, to and back from the respective Airports and BOARD  Meeting Rooms. MURRAY shall receive no additional compensation  hereunder for attending the “Telephonic BOARD Meetings”

b.	The right to receive Fifty Thousand (50,000) of Common Class “A” Voting Stock. Said Stock shall vest to MURRAY as follows:

i)	Upon the completion of the first year of service on the BOARD, 33% of the total shares due to MURRAY shall vest,
ii)	Upon the completion second full year of service on the BOARD 33% of the total shares due to MURRAY shall vest,
iii)	The remaining shares shall vest to MURRAY upon the completion of third full year of service.
iv)
MURRAY may elect to take his cash compensation in the form of solar integration into his home or property provided at a standard employee discount, provided Premier is active in the area of his property.

For purposes of this Provision, MURRAY shall be required to use reasonable best efforts to serve at each of the BOARD Meetings described in Paragraph 2 above, in order for said shares to vest.

However notwithstanding the foregoing, should the shareholders , for any reason, other than for cause, fail or refuse to nominate and elect MURRAY, after his first full year of service as a member of the BOARD, then so long as MURRAY remains ready, willing and able to so serve, he shall be deemed to have so satisfied the provisions of attendance and dutiful service  so as to obtain the herein described shares.

The shareholders failure of refusal to nominate and elect MURRAY shall be considered “for cause” if any of the following events are  discovered  and or occur:

i)	MURRAY either fails to attend, or fails to act in an responsible and professional manner at each such subject BOARD Meeting, and/or
ii)	MURRAY commits a felony or some other act against public and/or moral decency which would cast a negative publicity light or stigma on the PPRE, and/or
iii)
MURRAY breaches the  fiduciary obligation that he owes to PPRE by virtue of the fact that his is an elected  member of the BOARD by disclosing any Corporate proprietary information to any third party, and/or  conducts any deal and/or transaction that in any way conflicts and or competes  with the business of PPRE

4.
In addition to the compensation provided above, PPRE shall maintain, at its own costs and expense Directors Errors and Omission Insurance in an amount of no less thanTwo Million Dollars ($2,000,000), specifically including MURRAY and the other BOARD Members as insured.   Should the subject insurance coverage not be sufficient to cover any losses  occasioned by actions of the BOARD, then  PPRE agrees to indemnify and hold MURRAY harmless from and against any loss, damages, costs, expenses, liabilities, and or causes of action, which may arise as a result of his dutiful and responsible performance of his duties as a member of the BOARD.

5.	MISCELLANEOUS PROVISIONS:

           a)           The parties hereto agree to execute any and all documents necessary to effectuate the intent of this  Agreement.  Furthermore, the parties hereto agree to comply with all statutory requirements with respects to the transfer  of the instant shares.

           b)           This  Agreement shall be the full and final Agreement between the parties and shall constitute the full and final Agreement between the parties with respect to the subject matter of this  Agreement.  This  Agreement shall supersede any prior or contemporaneous Agreement, oral or written, between the parties.

           c)           If any provision of this  Agreement shall be found to be invalid or unenforceable in any respect, the remainder of the Agreement shall remain in full force and effect.  The Agreement shall be interpreted to provide a full and reasonable commercial interpretation.

           d)           Any and all modifications to this  Agreement must be undertaken in writing  and signed by all parties.

           e)           This  Agreement shall be interpreted according to the laws of the State of California.  If any suit or litigation is instituted it shall be brought in Sacramento, California.  The prevailing party in any such litigation shall be entitled to their reasonable attorney’s fees and costs.

           f)           All parties warrant that they possess the full authority and capacity to enter into this  Agreement and bind their respective associates.

           g)           This Agreement may not be assigned by MURRAY  and services contracted for herein are specific to MURRAY  and may not delegated and or assigned to any other person other than MURRAY

PREMIER POWER RENEWABLE ENERGY, INC.	KEVIN MURRAY

/s/ Dean Marks	/s/ Kevin Murray
By: Dean Marks, CEO